Exhibit 99.2

Prepared Remarks of Edison International CEO and CFO
Fourth Quarter 2020 Earnings Teleconference
February 25, 2021, 1:30 p.m. (PT)

Pedro Pizarro, President and Chief Executive Officer, Edison International
Let me start with sentiments of support for the residents of Texas and other states impacted physically and financially by last week’s frigid weather. Climate change is a major part of the story, and our industry must continue our collective efforts on climate mitigation and adaptation.

Today, Edison International reported core earnings per share of $4.52 for 2020. This exceeded the midpoint of our initial guidance range and is within the narrowed range we updated on our last earnings call. Core EPS of $4.52 was lower than $4.70 a year ago, and the decline was due to 44 cents of equity share dilution. On an operational basis excluding dilution, core EPS was 26 cents higher, driven by strong performance at SCE. Maria will discuss our financial performance in detail in her remarks.

In 2020, SCE made substantial progress on its comprehensive wildfire mitigation strategy. This continues to advance one of SCE’s top priorities — increasing grid resiliency to adapt to the changing climate and to protect public safety. SCE accomplished the vast majority of its 2020 program targets and, in many cases, exceeded those goals, despite the challenges we all faced during the COVID-19 pandemic. We have highlighted several measures of SCE’s progress and execution on page 2 of the slide deck we issued with our earnings release. Since the end of 2018, SCE’s execution of its wildfire mitigation strategy has reduced the risk of wildfires associated with utility infrastructure, despite a record-setting California wildfire season last year. For the second consecutive year, we do not believe damages from any wildfire alleged to be caused by SCE equipment will exceed insurance.

SCE is further accelerating its wildfire mitigation efforts. Earlier this month, the utility filed its 2021 Wildfire Mitigation Plan update, which describes how it has matured its wildfire mitigation capabilities and outlines the long-term plan to further advance risk-informed decision making, data management, grid hardening, and community engagement. A prime example is the covered conductor program, which will increase the percentage of distribution overhead circuit miles covered within SCE’s high fire risk areas from approximately 15% today to over 60% by the end of 2023, subject to CPUC approval. The utility continues to innovate and implement technology-based options, such as early fault detection, for reducing ignition risks. As described in its 2021 WMP, SCE estimates a 25% reduction in ignitions in high fire risk areas by 2022 as compared to 2020, assuming the same conditions as experienced in 2020.

SCE continues to improve its public safety power shutoff, or PSPS, operations, with public safety being the paramount consideration. SCE uses PSPS only when conditions warrant. Let me underscore the need for PSPS, despite the hardships it creates, by noting that in 2019 and 2020, post-PSPS patrols found at least 60 incidents of wind-related damage that could have potentially caused ignitions. In 2020, the installation of more weather stations and sectionalization devices, paired with the automation of existing devices, enabled SCE to limit PSPS footprints wherever possible, based on risk assessments, achieving a 22% reduction in customer minutes of interruption. That said, SCE recognizes there are opportunities to further improve the execution of PSPS and better support its customers. That was loud and clear in the January 19 letter from President Batjer, and in the CPUC and community input SCE leaders received during the 4 ½ hour PSPS hearing on January 26. All this especially underscored the need to improve SCE’s communications with customers, and the PSPS Action Plan filed on February 12 includes important near-term commitments to use this essential tool of last resort in a way that shows better care for our customers.

Beyond SCE, the state has been building on significant investments in its firefighting capabilities. In his 2021-22 budget, the Governor proposed an additional $1 billion to support a coordinated forest health and fire prevention strategy that maximizes technology and science-

based approaches to protect state lands. This includes prioritizing firebreaks around high-risk communities and grants for individual homeowners to harden their properties. Recognizing the need to move quickly, the Governor also proposed that $323 million of that billion would be for early action to start these prevention projects before the next fire season. For fire suppression, the budget adds funding to support 30 additional statewide fire crews and seven large air tankers. The state will continue phasing in Black Hawk helicopters, with seven expected to be in operation this fire season and another five in 2022. These new suppression resources will help the state move more quickly to combat wildfires before they become catastrophic. The Governor and the California Insurance Commission also announced a plan to establish statewide standards for home and community hardening that will reduce wildfire risk, and help make insurance available and affordable to residents and businesses.

Shifting to past wildfires, SCE has made significant progress toward resolving pending litigation. Last month, SCE resolved all insurance subrogation claims in the pending 2018 Woolsey Fire litigation. The utility continues to make solid progress settling remaining individual plaintiff claims across the 2017 and 2018 Wildfire and Mudslide Events. In total, SCE has resolved approximately two-thirds of the best estimate of total losses established last September. Maria will provide an update on the equity financing needs related to these events later on the call.

Turning to regulatory actions, we welcome the reappointment of CPUC President Batjer for a six-year term, subject to confirmation by the Senate. President Batjer’s leadership has energized the Commission’s implementation of the state’s greenhouse gas emission reduction goals. Yesterday, the CPUC hosted an en banc to share ideas about affordability across many stakeholders. Given the economic impacts of COVID-19, this is a timely discussion and follows on many years of SCE leadership to manage system average rate growth well below the other California utilities, which we were proud to see acknowledged by the Commission staff report and others. The discussion reinforced many of the issues we have raised in our Pathway 2045 analysis, including that the grid investments needed to decarbonize the economy and improve local air quality through clean energy and electrification may increase electric costs but will actually result in greater affordability and equity, with the average customer spending 30% less across all forms of energy in 2045 than they do today thanks to the greater efficiency of electric technologies.

Looking ahead, SCE is planning for the critical role it plays in sustainability, particularly from the unique vantage point of a wires-focused business. This will include significant capital investment opportunities to support the electrification of transportation and buildings, as outlined in SCE’s Pathway 2045 and Reimagining the Grid white papers. The Governor’s budget proposal also underscores this with its proposed $1.5 billion comprehensive strategy to achieve zero-emission vehicle goals by 2035 and 2045. This includes infrastructure investments for, and improved access to, new and used zero-emission vehicles.

SCE has received CPUC approval for over $800 million to support electric vehicles, including investing in electric charging infrastructure for light-, medium-, and heavy-duty vehicles. The utility launched its Charge Ready 2 program, the largest light-duty EV charging program by an investor-owned utility in the US, which will support approximately 38,000 light-duty charging ports. Charge Ready Transport, SCE’s program to build charging infrastructure for medium- and heavy-duty vehicles, will grow through 2024, eventually building charging infrastructure to power 8,500 electric medium- and heavy-duty vehicles. SCE has also committed to a long-term goal to electrify its own vehicle fleet, including 100% of all light-duty vehicles by 2030. In the area of building electrification, SCE launched new programs in 2020 to incentivize heat pump installations and expects to continue to expand these offerings going forward.

Before I conclude, I would like to say that I am very proud of what our employees accomplished over the last year in spite of the COVID-19 pandemic. COVID-19 reshaped the way we do business and interact with our customers and communities, and we adapted to continue delivering an essential service. We cared for each other, whether working in the field or teleworking; we cared for our customers, providing relief for those facing economic challenges;

and we cared for our communities and their safety. Looking forward, I am excited about our near- and long-term business opportunities. SCE is well positioned as an electric-only utility, with investments highly aligned with the state’s — and now the Federal Government’s — long-term decarbonization goals. We will continue to accelerate our wildfire mitigation efforts, while building toward an equitable clean energy future.

Maria Rigatti, Executive Vice President and Chief Financial Officer, Edison International

My comments today will cover fourth quarter 2020 results, our capital expenditure and rate base forecasts, and an update on our financing plans for 2021.

Edison International reported core earnings of $1.19 per share for the fourth quarter 2020, an increase of 20 cents per share from the same period last year. Full year 2020 core EPS was $4.52, which exceeded the midpoint of our initial guidance range and is within the narrowed range we updated on our last earnings call. Core EPS of $4.52 was lower than $4.70 a year ago, and the decline was due to 44 cents of equity share dilution. On an operational basis excluding dilution, core EPS was 26 cents higher, driven by strong performance at SCE.

On page 3, you can see SCE’s key fourth quarter EPS drivers on the right-hand side. I would like to highlight four items that accounted for much of the variance.

First, EPS increased by 16 cents related to higher revenue. CPUC-related revenue contributed 22 cents of this increase due to the escalation mechanism from the 2018 GRC decision. There was also a negative variance of 11 cents primarily related to benefits captured in our tax balancing account. This is offset in the income tax line, with no effect on earnings. FERC and other operating revenue had a positive variance of 5 cents, largely due to higher rate base.

Second, O&M had a positive variance of 11 cents, primarily due to higher regulatory deferrals related to wildfire mitigation activities and customer uncollectibles, and from approval of the GRC track 2 settlement. Third, depreciation had a negative variance of 7 cents due to higher rate base.

Lastly, SCE’s EPS in the quarter was lower by 7 cents because of dilution from the increase in shares outstanding primarily associated with the equity offering in May 2020.

I would now like to comment on SCE’s capital expenditure and rate base growth forecasts, which are shown on Page 4. We continue to see opportunities to significantly grow SCE’s rate base, driven by investments in electric infrastructure. The capital program reflects expenditures of $15 to $16 billion between 2021 and 2023. This represents compound annual rate base growth of 7.6% over two rate case periods at the request level. Our total capex forecast during this period is unchanged as we are awaiting a proposed decision in SCE’s 2021 GRC track 1. In 2020, SCE’s capital spending was $5.5 billion, approximately $400 million higher than forecast primarily as a result of higher fire restoration costs. For 2021, SCE has developed and will execute against a robust capital plan that targets key programs while maintaining flexibility in later years to adapt to levels authorized in the final GRC decision.

Please turn to page 5. While the Commission’s schedule calls for a proposed decision this quarter on track 1 of SCE’s 2021 GRC, based on the level of inquiry to date from the CPUC, compared to our past experience, we believe it is unlikely that SCE will receive a PD by the end of the first quarter. We remain hopeful that SCE will receive a PD in the second quarter. As a reminder, the CPUC can vote out a final decision no sooner than 30 days after it issues a proposed decision. Consistent with our prior practice, we will issue earnings guidance after we receive a final decision on the GRC.

Page 6 shows a summary of the substantial progress on receiving approvals for recovery of incremental wildfire mitigation costs. SCE expects to receive over $1 billion of cash flow through September 2022 as the utility implements CPUC approvals. This is in addition to ongoing securitization of AB 1054 capital. You may recall that, last quarter, the CPUC issued a financing order authorizing SCE to securitize the first tranche of AB 1054 capital expenditures, approved in the Grid Safety & Resiliency Plan settlement. Yesterday, SCE successfully closed that securitization, issuing $338 million of AAA-rated recovery bonds. The proceeds will be used to repay short-term borrowings issued for AB 1054 capital expenditures. in January, the CPUC approved SCE’s GRC track 2 settlement, which allows SCE to request another financing order to securitize the approved AB 1054 capital expenditures and recover the O&M expense. Additionally, SCE filed a WEMA application for wildfire insurance premiums for the second half of 2020. If approved, SCE will recover $215 million beginning January 2022.

I would now like to provide an update on the approximately $1 billion equity issuance that we have discussed previously. As Pedro noted, SCE has been making significant progress resolving pending wildfire-related litigation and, thus far, has settled claims that represent approximately two-thirds of the best estimate that we established.

We continue to ground our financing plan in a framework that supports investment grade ratings by targeting consolidated FFO-to-Debt in the 15 to 17% range. To support this outcome, EIX will issue securities with up to $1 billion of equity content in 2021, consistent with the previously identified need. We will consider a range of approaches to achieve this equity content, including preferred equity, internal programs, and, if needed, our existing ATM program. We will be flexible regarding the specific timing and monitor market conditions to efficiently finance the need.

Beyond this year, we expect to have minimal equity needs associated with our ongoing capital program and will quantify these after receiving a final decision in the 2021 GRC.

Overall, the company is well-positioned to achieve the growth associated with the safety and resiliency investments being made in the grid and the longer-term opportunity associated with our clean energy objectives.
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